Exhibit 99.1

National Beverage Corp. Reports Steady – Consistent Results for Second Quarter

FT. LAUDERDALE, Fla.--(BUSINESS WIRE)--December 11, 2008--National Beverage Corp. (NASDAQ:FIZZ) today reported financial results for the periods ended November 1, 2008:

  Revenues and earnings are firm at $144.4 and $6.5 million for the three months ended November 1, 2008;
  Revenues and earnings for the six months ended November 1, 2008 are ahead of the comparable period at $297.3 and $14.2 million; and
  Cash grew to $64.2 million

“What could be written here about the pressures of the current business climate would be mild in comparison to the daily news,” stated Chairman and Chief Executive Officer, Nick A. Caporella. But, all that negative aside, we at National Beverage Corp. are genuinely fortunate to be in the value-recognized flavored, soft-drink business at this time.”

“Our core brands, Shasta and Faygo, do more than refresh consumers – both of these brands provide a bit of stability and entertainment also . . . kind of an uplifting association of trust . . . and in these times, anything that promotes confidence is good – very good!” Caporella continued.

“Retailers know that concerned consumers are reaching out for value and we are experiencing increased sales in both new distribution and steadfast retailers alike.”

“Costs of certain raw materials were $5 million more in the second quarter than the comparable period in the prior year.”

“Our energy, juices and premium water product lines continue to perform well and, while the introduction of our NutraFizz line of powders and effervescent tablets was delayed . . . we are experiencing consumer excitement with these new products,” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of – Energy Drinks and Fortified Powders, functionally enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
Consolidated Results for the Three and Six Months Ended
November 1, 2008 and October 27, 2007
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 1,	October 27,	November 1,	October 27,
	2008	2007	2008	2007

Net Sales	$144,375	$143,528	$297,302	$295,292

Net Income	$6,483	$6,477	$14,234	$13,662

Net Income Per Share
Basic	$.14	$.14	$.31	$.30
Diluted	$.14	$.14	$.31	$.30

Average Common Shares Outstanding
Basic	46,002	45,902	45,992	45,857
Diluted	46,195	46,106	46,165	46,115

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
For National Beverage Corp.
Grace A. Keene, Office of the Chairman, 954-581-0922